Exhibit 99.1

99 CENTS ONLY STORES REPORTS THIRD QUARTER FISCAL 2016 RESULTS

Third Quarter Fiscal 2016 Overview:

•                  Net sales increased 2.8% to $491.5 million in prior year

•                  Same-store sales decreased by 3.9%

•                  Adjusted EBITDA(1)  was $5.1 million compared to $27.1 million in prior year

•                  Net loss was $152.6 million compared to $3.8 million in prior year

•                  Felicia Thornton named permanent Chief Financial Officer & Treasurer

CITY OF COMMERCE, California — December 14, 2015 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for each of the quarter and nine months ended October 30, 2015.

Geoffrey Covert, President and Chief Executive Officer, stated, “With a new senior executive team now in place, we are aggressively identifying the issues that have led to our disappointing results in recent quarters. I see great possibilities for 99 Cents Only Stores and look forward to building on the foundational strengths of our business while providing the direction and discipline to return the organization to profitable growth.  Our new leadership team is energized and working with a sense of urgency to address the challenges that we face and the opportunities that lie ahead.  To this end, we are focused on improving the customer experience, reducing shrink and scrap, enhancing inventory management practices and getting the right products to the right stores at the right time. These priorities are designed to focus the organization and drive improvement in our financial and operational performance.”

Third Quarter Financial Results

For the third quarter of fiscal 2016, the Company’s net sales increased 2.8% to $491.5 million, compared to $478.3 million in the third quarter of fiscal 2015. Same-store sales decreased 3.9% due to lower customer traffic of 5.1%, partially offset by higher average ticket of 1.2%. Same store sales decline was primarily driven by challenges in produce and consumables sales, cannibalization impact of recent new store openings as well as ongoing initiatives to clear excess seasonal inventory.

(1)         EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

Gross margin, as a percentage of net sales, was 26.8% in the third quarter of fiscal 2016, a decline of 460 basis points from the third quarter of fiscal 2015.  Gross margin was negatively impacted by an increase in cost of goods sold, partially as a result of the Company’s ongoing initiatives to clear excess seasonal inventory, higher shrink & scrap as well as higher distribution costs. Selling, general and administrative expenses were $147.1 million, or 29.9% as a percentage of net sales, an increase of 60 basis points from the third quarter of fiscal 2015. The increase in selling, general and administrative expenses as a percentage of net sales was primarily driven by store level payroll and occupancy expenses, outside professional fees, depreciation and amortization and executive-related expenses, offset by a one-time impact of a $5.5 million gain on sale of excess warehousing capacity, which benefitted SG&A by approximately 110 basis points.

During the third quarter of fiscal 2016, the Company recorded a $120.0 million non-cash goodwill impairment charge relating to the retail reporting unit. The impairment determination was based primarily on significant declines in profitability in recent quarters and only a modest recovery to restore expected future operating results to historical levels, as well as a significant increase in the fair value of the Company’s tangible assets since the Merger. This is a preliminary estimate of the non-cash impairment charge and adjustments to the estimate may be recorded in the fourth quarter of fiscal 2016 as the Company finalizes the impairment review.  The goodwill impairment charge did not adversely affect the Company’s debt position, cash flow, liquidity or compliance with financial covenants.

Net loss was $152.6 million in the third quarter of fiscal 2016 compared to $3.8 million for the third quarter of fiscal 2015. Net loss as a percentage of net sales was (31.1)% for the third quarter of fiscal 2016, compared to (0.8)% for the third quarter of fiscal 2015.  Adjusted EBITDA was $5.1 million in the third quarter of fiscal 2016, compared to $27.1 million in the third quarter of fiscal 2015.  Adjusted EBITDA margin was 1.0% compared to 5.7% over the same period.

Year-to-Date Financial Results

For the first nine months of fiscal 2016, the Company’s net sales increased 5.1% to $1,486.2 million, compared to $1,414.4 million in the first nine of fiscal 2015. Same-store sales decreased 2.5% due to lower customer traffic of 4.4%, partially offset by higher average ticket of 2.0%.  Net loss was $229.6 million in the first nine months of fiscal 2016, compared to net income of $7.8 million for the first nine months of fiscal 2015.  Net loss as a percentage of total sales was (15.4)% for the first nine months of fiscal 2016, compared to net income as a percentage of total sales of 0.6% for the first nine months of fiscal 2015.  Adjusted EBITDA was $37.1 million in the first nine months of fiscal 2016, compared to $109.1 million for the first nine months of fiscal 2015.  Adjusted EBITDA margin was 2.4% for the first nine months of fiscal 2016, compared to 7.7% over the same period in fiscal 2015.

Store Openings

During the third quarter of fiscal 2016, the Company did not open any new stores. As of the end of the third quarter of fiscal 2016, the Company operated 389 stores, an increase of 7.5% in store count over the end of the third quarter last year. Subsequent to the end of the quarter, two new stores were opened in California, bringing the total store count to 391.

Executive Appointment

Subsequent to the end of the third quarter, the Company appointed Felicia Thornton as Chief Financial Officer and Treasurer, responsible for overseeing finance, accounting, treasury, risk management, legal and IT functions. Ms. Thornton has extensive executive experience in retail, and particularly in the grocery store industry, having served in senior leadership positions at DSM, Inc., Albertsons, and The Kroger Company.

Conference Call Details

The Company’s conference call to discuss its third quarter of fiscal 2016 and the other matters described in this release is scheduled for Monday, December 14, 2015 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time).

The live call can be accessed by dialing 1-877-407-3982 (domestic) or 1-858-384-5517 (international).  Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Third Quarter Fiscal 2016 Earnings conference call, and be prepared to provide the operator with your name, company name, position and the conference ID: 13626145. The call will also be broadcast live over the Internet, accessible through the Investors section of the Company’s website at 99only.com/investor-relations.

A telephonic replay of the call will be available beginning Monday, December 14, 2015, at 2:00 p.m. Eastern Time, through Monday, December 28, 2015, at 11:59 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and enter the replay pin number: 13626145. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investors section of the Company’s website at 99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investors section of the Company’s website at 99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: non-cash adjustments to reserve balances, stock-based compensation, fees and expenses related to the Merger (as defined below), legal settlements, non-ordinary course store closures, and other non-cash or one-time items.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the

Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, the Company operates 391 extreme value retail stores with 283 in California, 49 in Texas, 38 in Arizona and 21 in Nevada as of December 14, 2015. The Company is an extreme value retailer of consumable and general merchandise and seasonal products.  For more information, visit www.99only.com.

Investor Contact:

Addo Communications

Lasse Glassen

(424) 238-6249

lasseg@addocommunications.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the Third Quarter Ended
	October 30, 2015	October 31, 2014
	(In thousands)
	(Unaudited)

Net loss	$(152,636)	$(3,814)
Interest expense, net	16,549	15,717
Provision (benefit) for income taxes	607	(2,141)
Depreciation and amortization	16,955	14,051
EBITDA	$(118,525)	$23,813
Stock-based compensation (a)	48	614
Purchase accounting effect on leases (b)	624	448
Goodwill impairment (c)	120,000	—
Impairment of long-lived assets (d)	32	—
Cost of sales adjustments (e)	905	—
Inventory adjustments (f)	597	—
Executive related expenses (g)	2,183	1,122
Real estate projects termination charges (h)	116	—
Sponsor expenses (i)	103	—
Gain on sales of assets (j)	(5,503)	(36)
Promotional adjustments (k)	3,660	—
Other (l)	899	1,176
Adjusted EBITDA	$5,139	$27,137

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents goodwill impairment charge related to retail reporting unit.

(d)         Represents charges related to impairment of equipment.

(e)          Represents lower of cost or market adjustments, close-out inventory return fee and other.

(f)           Represents charges related to excess and obsolescence reserve.

(g)          Represents expenses related to signing and retention bonuses and other executive related expenses.

(h)         Represents charges relating to previously capitalized store real-estate development costs expensed upon termination of related projects.

(i)             Represents reimbursement of Company related expense incurred by the Sponsor.

(j)            Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(k)         Represents promotions aimed at profitability improvement.

(l)             Represents the following non-cash or other charges and income: for all periods, non-executive severance charges, non-executive signing bonuses, professional fees and other.

	For the First Three Quarters Ended
	October 30, 2015	October 31, 2014
	(In thousands)
	(Unaudited)

Net (loss) income	$(229,566)	$7,800
Interest expense, net	49,299	46,613
Provision for income taxes	32,569	5,350
Depreciation and amortization	50,510	39,791
EBITDA	$(97,188)	$99,554
Stock-based compensation (a)	1,455	2,016
Purchase accounting effect on leases (b)	1,891	1,318
Goodwill impairment (c)	120,000	—
Impairment of long-lived assets (d)	510	—
Cost of sales adjustments (e)	905	—
Inventory adjustments (f)	597	—
Executive related expenses (g)	5,374	1,982
Real estate projects termination charges (h)	2,949	—
Sponsor expenses (i)	103	—
Gain on sales of assets (j)	(5,599)	(116)
Promotional adjustments (k)	3,660	—
Other (l)	2,428	4,360
Adjusted EBITDA	$37,085	$109,114

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents goodwill impairment charge related to retail reporting unit.

(d)         Represents charges related to impairment of an underperforming store and equipment.

(e)          Represents lower of cost or market adjustments, close-out inventory return fee and other.

(f)           Represents charges related to excess and obsolescence reserve.

(g)          Represents expenses related to severance for former executives, signing and retention bonuses and other executive related expenses.

(h)         Represents charges relating to previously capitalized store and distribution center real-estate development costs expensed upon termination of related projects.

(i)             Represents reimbursement of Company related expense incurred by the Sponsor.

(j)            Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(k)         Represents promotions aimed at profitability improvement.

(l)             Represents the following non-cash or other charges and income: for all periods, non-executive severance charges, non-executive signing bonuses, professional fees, legal reserve adjustments and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 30, 2015	January 30, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,585	$12,463
Accounts receivable, net of allowance for doubtful accounts of $80 and $58 at October 30, 2015 and January 30, 2015, respectively	1,813	1,954
Income taxes receivable	1,540	10,911
Deferred income taxes	31,115	41,583
Inventories, net	266,236	296,040
Assets held for sale	2,308	3,094
Other	15,697	19,039
Total current assets	321,294	385,084
Property and equipment, net	555,445	581,020
Deferred financing costs, net	13,402	15,463
Intangible assets, net	455,817	460,311
Goodwill	359,745	479,745
Deposits and other assets	7,518	7,543
Total assets	$1,713,221	$1,929,166

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$98,901	$139,287
Payroll and payroll-related	20,115	20,004
Sales tax	6,668	14,087
Other accrued expenses	51,115	40,168
Workers’ compensation	68,705	70,491
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligations	979	380
Total current liabilities	252,621	290,555
Long-term debt, net of current portion	916,485	901,395
Unfavorable lease commitments, net	6,365	8,220
Deferred rent	26,559	23,293
Deferred compensation liability	762	724
Capital and financing lease obligation, net of current portions	34,474	24,681
Long-term deferred income taxes	191,914	170,678
Other liabilities	3,972	1,868
Total liabilities	1,433,152	1,421,414
Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at October 30, 2015 and January 30, 2015	550,144	549,135
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(250,751)	(21,185)
Other comprehensive loss	(124)	(998)
Total equity	280,069	507,752
Total liabilities and equity	$1,713,221	$1,929,166

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Third Quarter Ended		For the First Three Quarters Ended
	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014

Net Sales:
99¢ Only Stores	$480,547	$467,134	$1,452,682	$1,379,823
Bargain Wholesale	10,918	11,144	33,474	34,559
Total sales	491,465	478,278	1,486,156	1,414,382
Cost of sales	359,796	328,144	1,061,989	959,368
Gross profit	131,669	150,134	424,167	455,014
Selling, general and administrative expenses	147,149	140,372	451,865	395,251
Goodwill impairment	120,000	—	120,000	—
Operating (loss) income	(135,480)	9,762	(147,698)	59,763
Other (income) expense:
Interest income	—	—	(3)	—
Interest expense	16,549	15,717	49,302	46,613
Total other expense, net	16,549	15,717	49,299	46,613
(Loss) income before provision for income taxes	(152,029)	(5,955)	(196,997)	13,150
Provision (benefit) for income taxes	607	(2,141)	32,569	5,350
Net (loss) income	$(152,636)	$(3,814)	$(229,566)	$7,800

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the First Three Quarters Ended
	October 30, 2015	October 31, 2014

Cash flows from operating activities:
Net (loss) income	$(229,566)	$7,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49,179	38,451
Amortization of deferred financing costs and accretion of OID	3,542	3,292
Amortization of intangible assets	1,332	1,340
Amortization of favorable/unfavorable leases, net	1,322	529
Gain on disposal of fixed assets	(5,497)	(45)
Loss on interest rate hedge	1,119	1,105
Goodwill impairment	120,000	—
Long-lived assets impairment	509	—
Deferred income taxes	31,704	465
Stock-based compensation	1,456	2,016
Changes in assets and liabilities associated with operating activities:
Accounts receivable	141	132
Inventories	29,804	(69,030)
Deposits and other assets	3,487	(1,051)
Accounts payable	(22,433)	34,652
Accrued expenses	3,270	9,455
Accrued workers’ compensation	(1,786)	(3,366)
Income taxes	9,371	(902)
Deferred rent	3,266	6,403
Other long-term liabilities	1,607	(4,221)
Net cash provided by operating activities	1,827	27,025
Cash flows from investing activities:
Purchases of property and equipment	(55,710)	(76,914)
Proceeds from sale of property and fixed assets	22,320	29
Net cash used in investing activities	(33,390)	(76,885)
Cash flows from financing activities:
Payments of long-term debt	(4,604)	(4,604)
Proceeds under revolving credit facility	404,050	112,500
Payments under revolving credit facility	(385,350)	(76,500)
Payments of debt issuance costs	(487)	—
Proceeds from financing lease obligations	8,666	—
Payments of capital and financing lease obligations	(143)	(65)
Payments to repurchase stock options of Number Holdings, Inc.	(390)	(76)
Net settlement of stock options of Number Holdings, Inc. for tax withholdings	(57)	—
Net cash provided by financing activities	21,685	31,255
Net decrease in cash	(9,878)	(18,605)
Cash - beginning of period	12,463	34,842
Cash - end of period	$2,585	$16,237

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2015. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.